SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                         [ ] Preliminary Proxy Statement
        [ ] Confidential, For Use of the Commission Only (as permitted by
                                Rule 14a-6(e)(2))
                         [ ] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
        [X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               USA NETWORKS, INC.
                (Name of Registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than Registrant)

  Payment of Filing Fee (Check the appropriate box):

  [X]  No fee required.

  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies.

  (2)  Aggregate number of securities to which transaction applies.

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

  (4)  Proposed maximum aggregate value of transactions.

  (5)  Total fee paid.

  [ ] Fee paid previously with preliminary materials. [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid.

  (2)  Form, Schedule or Registration Statement No.

  (3)  Filing Party.

  (4)  Date Filed.
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  USA Networks, Inc. ("USAi"), USA Networks Interactive LLC, a subsidiary of
  USAi ("USA Networks Interactive"), USANI Sub LLC, a subsidiary of USAi ("USAN"), Internet Shopping Network LLC, a subsidiary of USAN ("ISN") and Styleclick.com Inc.("Styleclick") may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Agreement and Plan of Merger, dated as of January 24, 2000, between Styleclick.com, Inc. and USAN.

  The participants in this solicitation may include the directors of USAi (Paul
  G. Allen, Barry Baker, Edgar Bronfman, Jr., Anne M. Busquet, Barry Diller (Chairman), Victor A. Kaufman, Donald R. Keough, Samuel Minzberg, Brian Mulligan, William D. Savoy, Gen. H. Norman Schwarzkopf and Diane Von Furstenberg); the following officers and employees of USAi: Michael P. Durney (Vice President and Controller) and Thomas J. Kuhn (Senior Vice President, General Counsel and Secretary); the following officers of ISN: Ed Zinser (Chief Financial Officer) and Bill Lane (Chief Operating Officer); the following officer of USA Networks Interactive: Dara Khosrowshahi (President); the directors of Styleclick (Joyce Freedman (Chairman), Lee Freedman, Maurizio Vecchione, F. Stephen Wyle, Peter Frank and Leslie Saleson); and the following officer of Styleclick: Barry W. Hall (Chief Financial Officer).

  To the best of the registrant's knowledge, as of the date of this communication, none of the directors or officers of USAi, USAN, USA Networks Interactive or ISN beneficially owned any common stock of Styleclick.

  As of the date of this communication, the following officers and directors of Styleclick beneficially owned the following percentages of the common stock of
  Styleclick: Joyce Freedman (21.3%); Lee Freedman (18.4%); and Maurizio Vecchione (6.7%). The other directors and officers of Styleclick beneficially owned in the aggregate less than 1% of the common stock of Styleclick.